Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Announces Third Quarter 2010 Capital Orders of $12.2 Million, Up 94 Percent Year-to-Year

Odyssey Orders Grow 140% from Third Quarter 2009

Increasing 2010 New Capital Order Guidance; Reducing 2010 Revenue Guidance

ST. LOUIS, MO, October 13, 2010—Stereotaxis, Inc. (NASDAQ: STXS) announced today that the new capital order momentum continued to build in the third quarter of 2010.  The Company generated new capital orders of $12.2 million, which is a 94% increase over the capital orders placed during the third quarter of 2009, and a 19% increase over the second quarter of 2010.  Globally, orders for the Company’s Niobe® Remote Magnetic Navigation System totaled $8.1 million, while OdysseyTM system orders increased over 140% from the year ago period to a record $4.1 million.  As a result of the strong third quarter performance, the Company now expects capital orders for 2010 to increase by approximately 45-50% over 2009 levels.  Previously, the Company had guided new orders for 2010 to increase by over 40%.

Stereotaxis also reported that revenue growth for the second half of 2010 is being impacted by installation delays in the third and fourth quarters.  As a result, revenue in the third quarter of 2010 is now expected to be in the range of $13.5 million to $14.0 million, compared to $13.3 million in the third quarter 2009. Full year revenue is now expected to grow in the high single digit percentage range versus 2009 revenue of $51.1 million.  Previously, the Company had guided revenue for 2010 to increase in the mid-twenty percent range.

Contributing to the aforementioned delays, the Company has been notified by an imaging partner that, due to production constraints, they will not install any magnetically compatible x-ray systems from the fourth quarter of 2010 until the second quarter of 2011.  In the fourth quarter, one system is known to be impacted and one to two other customers may switch to a different imaging partner which may cause Niobe installation delays.  In addition to the fourth quarter 2010 impact, it is expected that a small number of Niobe installations will be also be delayed from the first to the second quarter of 2011.

“Naturally we are disappointed that our near term revenue growth is less than expected; nevertheless, we are pleased that the leading indicator of success in the marketplace, new capital orders, continues to strengthen and reflect broad geographic and product line commercial success.  It is important to note that the near term delay in revenue growth is not the result of lost business, but rather the timing of system placements.  Ultimately, we believe that the strengthening of our order backlog will provide us with a larger pool of revenue opportunities resulting in a smaller impact from installation timing shifts like we are reporting today,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis.

“The strength in new orders in the third quarter of 2010 and what we expect to book in the fourth quarter of 2010 confirms that we are making strong progress in our key initiatives of driving stronger Niobe reference sites and growing our Odyssey business.  In addition, we expect a record low cash burn for the third quarter of 2010 of less than $2.0 million, which is a combination of strong margins and operational expense control.  We look forward to expanding on the state of business during our third quarter call during the first week of November,” Kaminski continued.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global  economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.